Exhibit 10.24
SIRIUS XM HOLDINGS INC.
2015 LONG-TERM STOCK INCENTIVE PLAN

SVP RESTRICTED STOCK UNIT AGREEMENT
2016 COMPENSATION AWARD

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated _______ __, 2016 (the “Date of Grant”), is between SIRIUS XM HOLDINGS INC., a Delaware corporation (the “Company”), and ___________ (the “Employee”).

1. Grant of RSUs. Subject to the terms and conditions of this Agreement and the Sirius XM Holdings Inc. 2015 Long-Term Stock Incentive Plan (the “Plan”), the Company hereby grants ________________ restricted share units (“RSUs”) to the Employee. Each RSU represents the unfunded, unsecured right of the Employee to receive one share of common stock, par value $.001 per share, of the Company (each, a “Share”) on the date specified in this Agreement.
2. Dividends. If on any date while RSUs are outstanding the Company shall pay any dividend on the Shares (other than a dividend payable in Shares), the number of RSUs granted to the Employee shall, as of the record date for such dividend payment, be increased by a number of RSUs equal to: (a) the product of (x) the number of RSUs held by the Employee as of such record date, multiplied by (y) the per Share amount of any cash dividend (or, in the case of any dividend payable, in whole or in part, other than in cash, the per Share value of such dividend, as determined in good faith by the Company), divided by (b) the average closing price of a Share on the Nasdaq Global Select Market on the twenty (20) trading days preceding, but not including, such record date. In the case of any dividend declared on Shares that is payable in the form of Shares, the number of RSUs granted to the Employee shall be increased by a number equal to the product of (1) the aggregate number of RSUs held by the Employee on the record date for such dividend, multiplied by (2) the number of Shares (including any fraction thereof) payable as a dividend on a Share. In the case of any other change in the Shares occurring after the date hereof, the number of RSUs shall be adjusted as set forth in Section 4(b) of the Plan.

3. Issuance of Shares subject to RSUs. (a) Subject to the terms of this Agreement and/or the Plan, the Company shall issue to the Employee on each of the first (1st), second (2nd) , and third (3rd) anniversaries of the Date of Grant (or if such date is not a business day, then on the next succeeding business day), a number Shares equal to approximately one-third (1/3) the number of RSUs granted to the Employee under this Agreement; provided that no Shares shall be issued to the Employee on any anniversary (or on any succeeding business day) if the Employee is not providing services to Sirius XM Radio Inc. (“Sirius XM”) or any of its subsidiaries or affiliates on such date:

(b) If the Employee’s service with Sirius XM and its subsidiaries and affiliates terminates for any reason, the RSUs shall immediately terminate without consideration.

4. Change of Control. In the event of a Change of Control, the RSUs shall be governed by the terms of the Plan; provided that any transactions between the Company, Sirius XM and/or any of their respective wholly-owned subsidiaries, on the one hand, and Liberty Media Corporation, any Qualified Distribution Transferee (as defined in the Investment Agreement, dated as of February 17, 2009, between the Company and Liberty Radio LLC, as amended) and/or any of their respective subsidiaries, on the other hand, shall not constitute a Change of Control under the Plan.

5. Non-transferable. The RSUs may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise). Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of RSUs or of any right or privilege conferred hereby shall be null and void.

6. Withholding. Prior to delivery of the Shares pursuant to this Agreement, the Company shall determine the amount of any United States federal, state and local income taxes, if any, which are required to be withheld under applicable law and shall, as a condition of delivery of the Shares pursuant to this Agreement, collect from the Employee the amount of any such taxes in any manner permitted by the Plan.

7. No Rights of a Stockholder. The Employee shall not have any rights as a stockholder of the Company with respect to any Shares until the Shares have been issued. For purposes of clarity, once an RSU vests and a Share is issued to the Employee pursuant to Section 3, such RSU is no longer considered an RSU for purposes of this Agreement.

8. Rights of the Employee. Neither this Agreement nor the RSUs shall confer upon the Employee any right to, or guarantee of, continued employment by or service with Sirius XM or any of its subsidiaries or affiliates, or in any way limit the right of Sirius XM or any of its subsidiaries or affiliates to terminate the employment or service of the Employee at any time, subject to the terms of any written employment or similar written agreement between the Employee and Sirius XM or any of its subsidiaries or affiliates.

9. Professional Advice. The acceptance of the RSUs may have consequences under federal and state tax and securities laws that may vary depending upon the individual circumstances of the Employee. Accordingly, the Employee acknowledges that the Employee has been advised to consult the Employee’s personal legal and tax advisors in connection with this Agreement and the RSUs.

10. Agreement Subject to the Plan. This Agreement and the RSUs are subject to the terms and conditions set forth in the Plan, which terms and conditions are incorporated herein by reference. Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Plan. The Employee acknowledges that a copy of the Plan is posted on Sirius XM’s intranet site and the Employee agrees to review it and comply with its terms. This Agreement and the Plan constitute the entire understanding between or among the Company, Sirius XM and the Employee with respect to the RSUs. In the event of any conflict between this Agreement and the Plan, the Plan shall govern and prevail.

11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, and shall bind and inure to the benefit of the heirs, executors, personal representatives, successors and assigns of the parties hereto. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, State of New York, and expressly waive the right to a jury trial, for any actions, suits or proceedings arising out of or relating to this Agreement.

12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when telecopied (with confirmation of transmission received by the sender), three (3) business days after being sent by certified mail, postage prepaid, return receipt requested or one (1) business day after being delivered to a nationally recognized overnight courier with next day delivery specified to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

3

Company:        Sirius XM Holdings Inc.
1290 Avenue of the Americas
11th Floor
New York, New York 10104
Attention: General Counsel

Employee:        Address on file at the
office of Sirius XM

Notices sent by email or other electronic means not specifically authorized by this Agreement shall not be effective for any purpose of this Agreement.

ACCEPTED AND AGREED:
_________________________________
Employee